EXHIBIT 12

RATIO OF EARNINGS TO FIXED CHARGES

                       Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                            2000          1999         1998         1997         1996
                                            ----          ----         ----         ----         ----
Earnings:
     Pretax income                         $ 44,393     $ 45,130     $ 32,779     $ 33,697     $ 45,939
     Interest                                37,523       28,573       20,506       18,890       13,797
     Interest in Leases                       1,719        1,548        1,507        1,152          861

     Amortization of Cap Interest               293          242          190          123          107
                                           --------     --------     --------     --------     --------
                                           $ 83,928     $ 75,493     $ 54,982     $ 53,862     $ 60,704
                                           ========     ========     ========     ========     ========

Fixed charges:
     Interest                              $ 37,523     $ 28,573     $ 20,506     $ 18,890     $ 13,797
     Capitalized interest                     1,215        1,032        1,215          118          202
     Interest in leases                       1,719        1,548        1,507        1,152          861

     Amortization of Cap Interest               293          242          190          123          107
                                           --------     --------     --------     --------     --------
                                           $ 40,750     $ 31,395     $ 23,418     $ 20,283     $ 14,967
                                           ========     ========     ========     ========     ========


     Ratio:                                    2.1x         2.4x         2.3x         2.7x         4.1x
